UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Investors Real Estate Trust

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Investors Real Estate Trust 3015 16th Street SW, Suite 100 PO Box 1988 Minot, ND 58702-1988

August 9, 2010

Dear Shareholder:

It is a pleasure to invite you to attend our 40th Annual Meeting of Shareholders to be held on Tuesday, September 21, 2010, at 7:00 p.m., CDT, at the Grand International, 1505 North Broadway, Minot, North Dakota.

We are pleased this year to again be furnishing proxy materials to our shareholders primarily over the Internet instead of through delivery by mail.  We believe that electronic delivery should expedite shareholders’ receipt of proxy materials, significantly lower the costs of our annual meeting, and conserve natural resources.  On August 9, 2010, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2010 Proxy Statement and 2010 Annual Report and vote online.  The notice also included instructions on how to receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.  Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed, beginning August 9, 2010, paper copies of our proxy materials and a proxy card or voting form. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, both of which are available at www.proxyvote.com. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card from our Board of Trustees were enclosed.

Information about the annual meeting and the formal business to be acted on by the shareholders is included in the Notice of Annual Meeting and Proxy Statement that follow.

At the annual meeting, you will be asked to vote on the following items: (i) the election as trustees of the Company of the ten (10) nominees named in this Proxy Statement, each for a term of one year and until their successors are duly elected and qualified, (ii) the ratification of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year, and (iii) such other matters as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.  The annual meeting will also feature a report on the operations of your Company, followed by a question and answer period. After the annual meeting, you will have the opportunity to speak informally with the trustees and officers of the Company.

The Board of Trustees unanimously recommends that you vote to elect the ten (10) trustee nominees named in this Proxy Statement and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors.

Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting. Your shareholder vote is important, and I encourage you to vote promptly.  I look forward to seeing you at the annual meeting.

Sincerely,

Investors Real Estate Trust

Timothy P. Mihalick
President and Chief Executive Officer

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_______________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Tuesday, September 21, 2010, at 7:00 p.m. (CDT)
_______________________________

Notice is hereby given that the Annual Meeting of Shareholders of Investors Real Estate Trust (the “Company”) will be held on Tuesday, September 21, 2010, at 7:00 p.m., CDT, at the Grand International, 1505 North Broadway, Minot, North Dakota, 58703, for the following purposes:

1.
To elect as trustees of the Company the ten (10) nominees named in this proxy statement, each for a term of one year expiring at the 2011 Annual Meeting of Shareholders and until their successors are duly elected and qualified,

2.	To ratify Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year, and

3.	To transact such other business as may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

These items are described in the proxy statement, which is part of this notice. We have not received notice of other matters that may properly be presented at the annual meeting.

The Company’s Board of Trustees has fixed the close of business on July 23, 2010, as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting or any adjournment(s) or postponement(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the
Investors Real Estate Trust 2010 Annual Meeting of Shareholders
to be held on September 21, 2010

The 2010 proxy materials and 2010 Annual Report are available at
www.proxyvote.com

By Order of the Board of Trustees,

Karin M. Wentz
Secretary and Associate General Counsel

Minot, North Dakota
August 9, 2010

It is important that your shares be represented and voted at the Annual Meeting.  You can vote your shares by one of the following methods:  vote by proxy over the Internet, by telephone or, if you received your annual meeting materials by mail, by using the instructions on your proxy card.  Any proxy may be revoked in the manner described in the accompanying proxy statement at any time prior to its exercise at the Annual Meeting.

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Investors Real Estate Trust
3015 16th Street SW, Suite 100
PO Box 1988
Minot, ND 58702-1988
Telephone:  (701) 837-4738
Fax:  (701) 838-7785

_____________________________

PROXY STATEMENT
August 9, 2010
_____________________________

Proxies are solicited by the Board of Trustees (the “Board”) of Investors Real Estate Trust, a North Dakota Real Estate Investment Trust (the “Company”), for use at the 2010 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, September 21, 2010, at 7:00 p.m. CDT. The Annual Meeting will be held at the Grand International, 1505 North Broadway, Minot, North Dakota, 58703.  Only the holders of record of the Company’s common shares of beneficial interest, no par value (“Shares” or “common shares”) at the close of business on July 23, 2010 (the “Record Date”), are entitled to vote at the Annual Meeting.  The holders of the Company’s 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, no par value (the “Preferred Shares”), are not entitled to vote at the Annual Meeting.  As of the close of business on July 23, 2010, the Company had 77,671,792 Shares issued and outstanding, each of which is entitled to one vote at the Annual Meeting.  Thirty-three and one-third percent (33 1/3%) of the Shares outstanding on the Record Date must be present in person or by proxy to have a quorum.

The cost of soliciting proxies will be borne by the Company. Trustees, officers and employees of the Company may, without additional compensation, solicit proxies by mail, internet, personal interview, telephone and/or telecopy.

The Company is furnishing proxy materials to its shareholders primarily via the Internet. On August 9, 2010, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the Company’s proxy materials, including the 2010 Proxy Statement and the 2010 Annual Report. The Notice of Internet Availability also instructs shareholders on how to access the proxy card to be able to vote through the Internet or by telephone. Certain shareholders, in accordance with their prior requests or by decision of the Company, have received e-mail notification of how to access the proxy materials and vote via the Internet, or, beginning August 9, 2010, have been mailed paper copies of the Company’s proxy materials and a proxy card or voting form.

Internet distribution of the Company’s proxy materials is designed to expedite receipt by shareholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the Company’s proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

The Company will request banks, brokerage houses and other institutions, nominees or fiduciaries to forward the soliciting material to the beneficial owners of Shares and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners. If a shareholder is a participant in the Company’s Distribution Reinvestment and Share Purchase Plan (the “Plan”), the proxy represents a voting instruction as to the number of full Shares in such shareholder’s Plan account, as well as any Shares held directly by the shareholder.

You may vote your Shares at the Annual Meeting in person.  If you cannot attend the Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend the Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail.  North Dakota law applicable to the Company does not prohibit proxies submitted by Internet.  In order to vote on the Internet, you must first go to

www.proxyvote.com, have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

In order to vote by telephone, you must call 1-800-690-6903, have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form in hand and follow the instructions.

To vote by mail using a proxy card, you must sign, date and mail the proxy card in the envelope provided.  You may request a proxy card from us as instructed in the Notice of Internet Availability of Proxy Materials.

To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

All properly executed or authorized proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. If no vote is specified on a proxy, the Shares represented by such proxy will be voted FOR the election of each of the ten (10) nominees for trustee, and FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors.  If other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting.

Shares which are entitled to vote but which, at the direction of the beneficial owner, are not voted on one or more matters (“abstentions”) will be counted for the purpose of determining whether there is a quorum for the transaction of business at the 2010 Annual Meeting. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers (“broker non-votes”) are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting.

In the past, if you held your common shares in street name in a bank or brokerage account and you did not indicate how you wanted your Shares voted in the election of trustees, your bank or broker was allowed to vote those Shares on your behalf in the election of trustees as they felt appropriate.  Recent changes in regulation take away the ability of your bank or broker to vote your uninstructed Shares in the election of trustees on a discretionary basis.  Thus, if you hold your Shares in street name and you do not instruct your bank or broker how to vote in the election of trustees, no votes for the election of trustees (Proposal 1) will be cast on your behalf.  Your bank or broker will, however, continue to have discretion to vote any uninstructed Shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2).  Accordingly, if you hold your Shares in street name in a bank or brokerage account, it is critical that you cast your vote if you want it to count in the election of trustees.

The affirmative vote of a majority of the votes entitled to be cast by the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to elect each of the ten (10) nominees for trustee (Proposal 1).

The affirmative vote of a majority of the votes entitled to be cast by the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to ratify the selection of Deloitte & Touche as the Company’s independent auditors (Proposal 2).

Both broker non-votes and abstentions are counted in determining whether the shareholders have approved these proposals.  As such, if brokers and banks vote on their clients’ behalf, such votes will affect the proposal as voted (either for or against).  If brokers and banks do not vote on their clients’ behalf, such broker non-votes will have the effect of a vote against the proposals.  Abstentions also have the effect of a vote against the proposals.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use at the Annual Meeting by delivering to Karin M. Wentz, the Secretary and Associate General Counsel of the Company, a written notice of revocation or a duly executed proxy bearing a later date, by authorizing a subsequent proxy by telephone or through the designated Internet site, or by attending the Annual Meeting and voting in person. If your shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions on how to revoke your proxy.

The Company’s principal executive offices are located at 3015 16th Street SW, Suite 100, Minot, North Dakota, 58701. The Company’s telephone number is (701) 837-4738, and facsimile number is (701) 838-7785.

PROPOSAL 1:  ELECTION OF TRUSTEES

General

The Articles of Amendment and Third Restated Declaration of Trust of the Company (the “Third Restated Declaration of Trust”) provides that the Board of Trustees shall be comprised of not less than five (5) nor more than fifteen (15) trustees.  The Board currently consists of ten (10) trustees.

At the Annual Meeting, ten (10) trustees are to be elected for a term of one year (expiring at the 2011 Annual Meeting of Shareholders) and until the election and qualification of their successors.  The persons proposed for election as trustees of the Company are Patrick G. Jones, Timothy P. Mihalick, Jeffrey L. Miller, C.W. “Chip” Morgan, John T. Reed, Edward T. Schafer, W. David Scott, Stephen L. Stenehjem, John D. Stewart and Thomas A. Wentz, Jr., each of whom is presently a member of the Board.

In the unanticipated event that any nominee should become unavailable for election or, upon election, should be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment or, if none, the size of the Board will be reduced.

Vote Required

The affirmative vote of a majority of the votes entitled to be cast by the shareholders present in person or by proxy at the Annual Meeting, provided a quorum is present, is required to elect each of the ten (10) nominees.  The Board unanimously recommends that the shareholders vote FOR Messrs. Patrick G. Jones, Timothy P. Mihalick, Jeffrey L. Miller, C.W. “Chip” Morgan, John T. Reed, Edward T. Schafer, W. David Scott, Stephen L. Stenehjem, John D. Stewart and Thomas A. Wentz, Jr.

Nominees

The following table sets forth the names of and biographical information regarding each of the nominees, including their age as of July 1, 2010, principal occupation, the year they each first became a trustee, their current Board committee membership, and the experience, qualifications, attributes and skills that have led the Board to conclude that these nominees should serve as trustees of the Company.  With the exception of Mr. Reed, who is a director of Level 3 Communications, Inc., a NASDAQ-listed communications company, no nominee currently serves as a trustee or board member for any other company that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

Nominee	Principal Occupation	Age	Trustee Since	Board Committee Membership
Patrick G. Jones
Private Investor

Patrick Jones has served as trustee of the Company since 1986. Mr. Jones, a private investor for more than the past five years, was Business Manager of the Minot Daily News from 1973 to 1984, and General Manager from 1985 to 1986. From 1987 to 1994 he was the president of Central Venture Capital, Inc., an investment firm. Mr. Jones has served on the boards of a variety of non-profit entities, including service as Chairman of the Minot Recreation Commission and President of the boards of the Minot Catholic Schools and the Minot Family YMCA. In 2006-2007 he served as honorary chairperson of a major fundraising drive for the Minot Family YMCA. Mr. Jones brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his service as General Manager and Business Manager of the Minot Daily News and President of Central Venture Capital; a focus on shareholder interests by virtue of his significant personal investment in the Company; and extensive personal and business contacts and familiarity with business conditions in North Dakota, one of the Company's principal markets, through his involvement in the local business community and from living and working in the state for more than 40 years.

		62	1986	Nominating and Governance
Timothy P. Mihalick
President and Chief Executive Officer of the Company

Timothy Mihalick has served as a trustee of the Company since 1999, and has been employed by the Company since 1981.  Mr. Mihalick was Senior Vice President and Chief Operating Officer of the Company from 1997 to September 2009, and is currently the Company’s President and Chief Executive Officer.  Mr. Mihalick is a former Vice President of Odell-Wentz & Associates, L.L.C., the Company’s former adviser.  Mr. Mihalick has been on the Board of Trinity Health Group in Minot, North Dakota since 2003, and is active in a number of local philanthropic organizations.  Mr. Mihalick brings the following experience, qualifications, attributes and skills to the Board: general business management and strategic planning experience from his lengthy service as an executive with the Company; extensive multi-family residential, office, medical, industrial and retail real estate industry operating, investment and development experience from his service as an executive at the Company and with Odell-Wentz & Associates; familiarity with the various real estate markets in which the Company operates through his service as an executive with the Company; and extensive personal and business contacts and familiarity with business conditions in North Dakota, one of the Company’s principal markets, through his involvement in the local business community and from living and working in Minot, North Dakota for more than 30 years.
		51	1999	Executive
Jeffrey L. Miller Chairman
Private Investor;
Managing Partner of Miller Properties, LLP;
Managing Partner of K&J Miller Holdings LLP

Jeffrey Miller has served as a trustee of the Company since 1985, and as Chairman of the Board of Trustees of the Company since 1985.  Mr. Miller has been a private investor for the past five years, and is currently the managing partner of two privately-held real estate limited partnerships.  From 1970 to 2006, he was the President of M&S Concessions, Inc., a food service and facility-management company. From 1978 until the sale of the company in 1994 he was the President of Coca-Cola Bottling of Minot, North Dakota. Mr. Miller brings the following experience, qualifications, attributes and skills to the Board:  general business management, investment and strategic planning experience from his more than 40 years as an executive in the soft drink, food and beverage and management industries; real estate investment experience from his role as managing partner in various private real estate partnerships; a focus on shareholder interests by virtue of his significant personal investment in the Company; and in-depth familiarity with business and investment conditions in North Dakota, one of the Company’s principal markets, through his involvement in the local business community and from living and working in the state for more than 40 years.
		66	1985	Compensation, Executive (Chair) & Nominating and Governance
6
C.W. “Chip” Morgan
President and Chief Executive Officer of Northwest Respiratory Services, LLC, a home medical company

C.W. “Chip” Morgan has served as a trustee of the Company since 2006.  Since 1999 Mr. Morgan has been the President and Chief Executive Officer of Northwest Respiratory Services, LLC, a home medical company.  He practiced as a certified public accountant with Arthur Andersen & Co. from 1973 to 1982. From 1991 to 1998 Mr. Morgan was Chief Financial Officer and Chief Executive Officer of a private real estate development company based in Minnesota.  Mr. Morgan has since 2007 served on the Board of First Western Bank & Trust of Eden Prairie, Minnesota. Mr. Morgan brings the following experience, qualifications, attributes and skills to the Board:  general business management and strategic planning experience from his over 10 years as President and Chief Executive Officer of Northwest Respiratory Services; real estate development experience from his eight years as an executive officer of a private real estate development company; financial and accounting experience by virtue of his employment with Arthur Andersen & Co., and a general familiarity with business conditions in the Minneapolis-St. Paul, Minnesota area, one of the Company’s principal markets, through living and working in the area for over 20 years.
		62	2006	Audit & Nominating and Governance
John T. Reed
Private Investor

John Reed has served as a trustee of the Company since 2008.  Mr. Reed, a private investor for the past five years, was from 2000 to early 2005 the Chairman of HMG Properties, a real estate investment company, and, from 1997 to 2000, the Chairman of McCarthy & Co., an investment bank.  Prior to that, Mr. Reed, who practiced as a Certified Public Accountant, spent 32 years with Arthur Andersen & Co., advising public and private companies, including real estate companies, on accounting and financial matters.  From 2003 to the present, Mr. Reed has served on the Boards of Level 3 Communications, Inc., a public company, and Tetrad Corporation, a private company.  He is a member of the Board of First National of Nebraska, Inc., an Omaha-based multi-state bank holding company.  From 1997 to 2006, Mr. Reed served on the Board of Bridges Investment Fund, Inc., a mutual fund registered under the Investment Company Act of 1940.  He is active in a number of philanthropic organizations, including current service as Chairman of the Board of Trustees of Boys Town. Mr. Reed brings the following experience, qualifications, attributes and skills to the Board:  general business management, investment and strategic planning experience from his approximately eight years as Chairman of HMG Properties and of McCarthy & Co.; financial and accounting acumen from his 32 years in public accounting; insight into governance and related best practices from his experience as a director of another public company, of a mutual fund and of other private and non-profit entities; and general familiarity with Omaha-area real estate, an important market for the Company, by virtue of living and working in the Omaha area for 24 years.
		67	2008	Audit & Nominating and Governance (Chair)
7
Edward T. Schafer
Private Investor

Edward Schafer has served as a trustee of the Company since September 2009; he also served as a trustee of the Company from September 2006 through December 2007, when he resigned from the Company’s Board to serve as Secretary of the U.S. Department of Agriculture under President George W. Bush.  Mr. Schafer, a private investor, is a former Governor of North Dakota.  He served as Chief Executive Officer of Extend America, a telecommunications company, from 2001 to 2006, and he has been a member of the Boards of RDO Equipment Co., a privately-owned agricultural and construction equipment company (August 2001 to July 2003), the Theodore Roosevelt-Medora Foundation (September 2004 through December 2007), and the University of North Dakota Foundation (June 2005 to December 2007).  Mr. Schafer brings the following experience, qualifications, attributes and skills to the Board:  general business management and strategic planning experience from his service as Chief Executive Officer of Extend America; extensive government, regulatory, strategic planning, administrative and public affairs experience from his service as Governor of North Dakota and Secretary of the Department of Agriculture; and extensive business, political and personal contacts and familiarity with business conditions in North Dakota, one of the Company’s principal markets, by virtue of his career in public service in North Dakota and living and working in the state for over 40 years.
		62	2009; and September 2006 through December 2007	Compensation
W. David Scott
Chief Executive Officer of Tetrad Corporation (fka Magnum Resources, Inc.) a real estate services and investment firm

W. David Scott has served as trustee of the Company since 2006.  Since 1994 he has been the Chief Executive Officer of Tetrad Corporation (formerly known as Magnum Resources, Inc.), a real estate services and investment firm based in Omaha, Nebraska.  Mr. Scott serves on the Boards of a number of philanthropic organizations, including the Hastings College Foundation and Hastings College Board; the Boards of the Joslyn Art Museum and the Strategic Air and Space Museum; the Partnership for our Kids; and the Board of Trustees of the Brownell-Talbot School in Omaha, Nebraska.  From 2000 to 2008 Mr. Scott served as a Board Member of the Mid-America Council of the Boy Scouts.  Mr. Scott brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his service as Chief Executive Officer of Tetrad Corporation; real estate industry investment and development experience through his involvement in those areas as Chief Executive Officer of Tetrad Corporation; a focus on shareholder interests by virtue of his significant personal and family investment in the Company; and extensive business and personal contacts and familiarity with real estate and general business conditions in Omaha, an important market for the Company, by virtue of living and working there for over 40 years.
		49	2006	None
Stephen L. Stenehjem Vice Chairman
President & Chief Executive Officer of Watford City BancShares, Inc., a bank holding company;
President & Chairman of First International Bank & Trust, Watford City, North Dakota, a state banking and trust association

Stephen Stenehjem has served as a trustee of the Company since 1999.  Since 1992 he has been the President and Chief Executive Officer of Watford City BancShares, Inc., a bank holding company, and President and Chairman of First International Bank & Trust, Watford City, North Dakota, a state banking and trust association.  Mr. Stenehjem brings the following experience, qualifications, attributes and skills to the Board:  general business management, investment and strategic planning experience through his position as chief executive of Watford City BancShares and First International Bank & Trust; in-depth experience in business investment and finance through his position as chief executive of Watford City BancShares and First International Bank & Trust; a focus on shareholder interests by virtue of his significant personal and family investment in the Company; and extensive business and personal contacts and familiarity with business conditions in North Dakota, a principal market for the Company, through living and working in the state for over 40 years.
		55	1999	Audit, Executive & Compensation (Chair)
8
John D. Stewart
President and Director of Fisher Motors, Inc., Minot, North Dakota, an automobile dealership;
President of Glacial Holdings, Inc. and Glacial Holdings LLC, multi-family residential and commercial real estate holding companies;
President of Glacial Holdings Property Management, Inc., a property management company

John Stewart has served as a trustee of the Company since 2004.  Since 1998 he has been the President and Director of Fisher Motors, Inc., a Minot, North Dakota automobile dealership.  He is the President of Glacial Holdings, Inc. and Glacial Holdings LLC, private multi-family residential and commercial real estate holding companies, and of Glacial Holdings Property Management, Inc., a private property management company.  Through a number of private entities, Mr. Stewart is an investor in various business enterprises.  During the past five years, Mr. Stewart has served as a member of the Advisory Board of the Bank of North Dakota, a director of Corridor Investors, LLC, the Minot Family YMCA and the Minot Vocational Adjustment Workshop, and as a trustee of the Oppen Family Guidance Institute.  Mr. Stewart was employed as a Certified Public Accountant by the accounting firms of Arthur Andersen & Co. (from 1978 to 1980) and Brady, Martz & Associates P.C. (from 1980 to 1997).  Mr. Stewart brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his position as chief executive of Fisher Motors and the Glacial Holdings group of private companies and other business investments; financial and accounting experience from his over 20 years in public accounting; experience in governance and board management through his service on the Bank of North Dakota Advisory Board and the boards of various non-profit entities; and general familiarity with business and real estate conditions in North Dakota, a principal market for the Company, through living and working in the state for over 30 years.
		53	2004	Audit (Chair) & Compensation
Thomas A. Wentz, Jr.(1)
Senior Vice President and Chief Operating Officer of the Company

Thomas Wentz, Jr. has served as a trustee of the Company since 1996 and has been employed by the Company since 2000.  Mr. Wentz was General Counsel and Vice President of the Company from January 2000 to 2002, Senior Vice President of Asset Management and Finance from 2002 to 2009, and is currently the Company’s Chief Operating Officer.  Prior to joining the Company in 2000, Mr. Wentz was a shareholder in the law firm of Pringle & Herigstad, P.C. from 1992 to 1999.  Mr. Wentz has been a director of SRT Communications, Inc., a telephone cooperative, from January 2000 to the present.  Mr. Wentz brings the following experience, qualifications, attributes and skills to the Board: general business management, investment and strategic planning experience from his service as an executive with the Company; extensive multi-family residential, office, medical, industrial and retail real estate industry operating, investment and development experience from his service as an executive at the Company; in-depth familiarity with the various real estate markets in which the Company operates, through his service as an executive with the Company; extensive knowledge of real estate finance and taxation, through his experience as an executive at the Company and previous private practice as an attorney; a focus on shareholder interests by virtue of his significant personal and family investment in the Company; and extensive personal and business contacts and familiarity with business and real estate conditions in North Dakota, one of the Company’s principal markets, through his involvement in the local business community and from living and working in Minot, North Dakota for more than 20 years.
		44	1996	None

(1)	Mr. Wentz is the son of Thomas A. Wentz, Sr., who until September 15, 2009 was the President and Chief Executive Officer of the Company.

INFORMATION CONCERNING THE BOARD OF TRUSTEES

Attendance at Board, Committee and Annual Shareholders’ Meetings

During the fiscal year ended April 30, 2010, the Board held six regular meetings and two special meetings. All trustees are expected to attend each meeting of the Board and the committees on which they serve, and are also expected to attend each annual meeting of shareholders. No trustee attended fewer than 75% of the meetings of the Board and the committees on which they served during the past fiscal year.  All trustees attended the 2009 Annual Meeting of Shareholders.

Trustee Independence

The Board of Trustees has determined that each of Patrick G. Jones, Jeffrey L. Miller, C.W. “Chip” Morgan, John T. Reed, Edward T. Schafer, Stephen L. Stenehjem and John D. Stewart qualify as “independent directors” in accordance with the listing standards of the NASDAQ. Under the NASDAQ listing standards (the “Standards”), in order to be considered independent, a trustee of the Company must have no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Company trustee. The Standards specify certain relationships that are deemed to impair independence; including, for example, employment by the Company, or engaging in certain business dealings with the Company. In making these determinations, the Board reviewed and discussed information provided by the trustees and the Company with regard to each trustee’s business and personal activities as they may relate to the Company and the Company’s management.

With respect to Mr. Reed, the Board noted that he is a director of Tetrad Corporation (formerly known as Magnum Resources, Inc.), from which the Company acquired real estate properties in fiscal years 2007 and 2008, and of which Mr. W. David Scott, a trustee of the Company, is Chief Executive Officer and a controlling shareholder.  However, the Board concluded that Mr. Reed’s service as a director of Tetrad Corporation was not a relationship material to the Company and would not interfere with Mr. Reed’s exercise of independent judgment in carrying out the responsibilities of a Company trustee.  With respect to Mr. Morgan, the Board noted that he is a director of First Western Bank, Eden Prairie, Minnesota; the Company has a banking and other relationship with an affiliate of First Western Bank, Eden Prairie (First Western Bank in Minot, North Dakota is the trustee of the Company's employee benefit plans, and the Company has a $12 million line of credit with First Western Bank in Minot).  The Board concluded, however, that Mr. Morgan’s service as a director of First Western Bank, Eden Prairie does not constitute a material relationship with the Company and would not interfere with Mr. Morgan’s exercise of independent judgment in carrying out the responsibilities of a Company trustee. In addition, as required by the Standards, the members of the Company’s Audit Committee each qualify as “independent” under the Standards and under special standards established by the Securities and Exchange Commission (“SEC”) for members of audit committees. The Audit Committee also consists of four independent members (Messrs. Morgan, Reed, Stenehjem and Stewart) who have been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules.

Board Leadership Structure

As described above, the Company’s Chairman of the Board, Mr. Jeffrey Miller, is an independent trustee under the Standards.  Mr. Miller has served as Chairman of the Board since 1985.  The Board of Trustees believes that the Company should maintain a Board leadership structure in which the roles of Chief Executive Officer and Chairman of the Board are separate and the Chairman of the Board is independent under the Standards.  The Company’s Governance Guidelines, approved by the Board in May 2009, state that “the Board’s general policy is that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons.”  The separation of offices allows the Chairman of the Board to focus on management of board matters, and allows the Chief Executive Officer to focus his attention on managing the Company’s business.  Additionally, the Company believes the separation of offices ensures the objectivity of the Board in its management oversight role, specifically with respect to reviewing and assessing the Chief Executive Officer’s performance.

Committees

The Board has created four committees in order to more effectively direct and review the Company’s operations and strategic outlook. In addition, the committees allow management to timely respond to factors affecting the ongoing operations of the Company. Management regularly consults with committee chairmen to review possible actions and seek counsel. Where appropriate, the Board delegates authority to committees (within specified parameters) to finalize the execution of various Board functions.  While the committee structure has improved the level of Board oversight, it has also greatly increased the effort and time required of Board members who serve on the various committees.

The Board has established the following committees: Audit, Compensation, Executive, and Nominating and Governance. The present members of these committees are indicated in the preceding section of this proxy statement.  During the fiscal year ended April 30, 2010, the Audit Committee of the Board met four times, the Compensation Committee met four times, and the Nominating and Governance Committee met three times.  The Executive Committee did not meet in fiscal year 2010.

The Audit Committee is composed of four trustees, all of whom are independent as that term is defined by the NASDAQ, and are independent as defined in the rules of the SEC. Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee,” beginning on page 27 of this proxy statement. The Audit Committee is governed by a written charter that has been approved by both the Audit Committee and the Board.  The Audit Committee annually reviews and assesses the adequacy of its charter.  The most recent such review was carried out at the Audit Committee’s meeting in March 2010. A copy of the Audit Committee Charter is available on the Company’s website at www.iret.com.

The Compensation Committee approves the compensation of the executive officers of the Company and the Company’s management succession plan and attends to other matters relating to executive retention and compensation. The Compensation Committee is composed of four trustees, all of whom are independent as defined by the NASDAQ. For more information, see the “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement.

The Executive Committee, which is composed of three trustees, two of whom are independent as defined by the NASDAQ, has all of the powers of the Board with respect to the management and affairs of the Company, subject to limitations prescribed by the Board and by North Dakota law, and may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee.

During fiscal year 2010, the Company’s Board approved a new charter for the Nominating Committee, to add governance responsibilities to the Committee’s duties.  At that time the Nominating Committee was re-named the Nominating and Governance Committee.  The Board also adopted Governance Guidelines for the Company during fiscal year 2010.  The Nominating and Governance Committee Charter and the Governance Guidelines are available on the Company’s website at www.iret.com. The Nominating and Governance Committee, composed of four trustees, all of whom are independent as defined by the NASDAQ, identifies individuals qualified to become Board members and approves the nominees to stand for election and re-election to the Board. The Nominating and Governance Committee is responsible for reviewing the appropriate skills and characteristics required of Board members. This assessment includes consideration of the factors specified in the Nominating and Governance Committee’s charter and the trustee qualification requirements of the Company’s Bylaws. These factors include age (at least 21 years of age and less than 74 years of age, in accordance with the Company’s Bylaws); broad leadership experience in business, government, education, public service or in other management or administrative positions; willingness and ability to apply sound and independent business judgment; loyalty to the Company and commitment to its success; commitment to enhancing shareholder value; personal integrity; and independence, as defined in applicable laws and regulations.

The Nominating and Governance Committee generally identifies trustee nominees by first evaluating the current members of the Board of Trustees willing to continue in service.  Current members of the Board with experience and skills relevant to the Company’s business and willing to continue in service are considered for re-nomination.  If any current member of the Board does not wish to continue in service, has reached the Company’s mandatory retirement age of 74 years, or if the Nominating and Governance Committee decides not to nominate a current trustee for re-election, the Committee will then consider the appropriate size of the Board in determining whether to identify a new candidate for nomination.  Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates and informal interviews with selected candidates.  In general, candidates for nomination to the Board are suggested by Board members or by Company employees.  In fiscal year 2010, the Company did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board candidates.

In accordance with the Company’s Bylaws and with procedures adopted by the Nominating and Governance Committee in January 2004, the Nominating and Governance Committee will consider nominations from shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by submitting a written recommendation addressed to both the Chairman of the Nominating and Governance Committee and to the Company’s Secretary at the following address: Investors Real Estate Trust, PO Box 1988, Minot, North Dakota, 58702-1988. Submissions must be received by the Chairman and the Secretary in writing on or before the first day of June of each year for consideration for nomination for election at the next annual meeting of shareholders. Submissions must include biographical information concerning the recommended individual, including age and employment history with employer names, dates and a description of the employer’s business, and must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. The Nominating and Governance Committee will not alter the manner in which it evaluates candidates, including consideration of the factors set forth in its charter, based on whether the candidate was recommended by a shareholder or was identified by other means.

All committees of the Board operate under written charters approved by the Board.  Copies of each charter are posted on the Company’s Investor Relations website at www.iret.com under the “Corporate Governance” heading.

In addition to the above four committees of the Board, the membership of each of which consists entirely of trustees, the Board, in recognition of the growth of the Company and the consequent increase in capital expenditures and asset acquisition and disposition activity, has also established an Investment Committee. The membership of the Investment Committee may consist of trustees and/or employees of the Company. The Investment Committee may act on behalf of the Board in the best interests of the Company and its shareholders to consider, approve and effect investment plans, capital expenditures and the purchase and sale, transfer or other acquisition or disposition of property and assets, in accordance with the delegation of investment authority conferred by the Board and subject to approval levels established by the Board from time to time. Members of the Investment Committee are appointed by the Board. The Investment Committee did not meet during fiscal year 2010.

Policy Regarding Diversity

The Company does not have a formal policy regarding diversity of membership of the Company’s Board of Trustees.  The Company’s Nominating and Governance Committee recognizes the value of having a Board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion, but the Committee has not attempted to define “diversity,” or otherwise require that the Board include individuals from any particular background or who possess specific attributes.  Although not part of any formal policy, the Committee’s goal in nominating trustee candidates is a balanced Board with members whose skills, backgrounds and experience are complimentary and, together, cover the spectrum of areas that impact the Company’s business.

Board Role in Risk Oversight

Company management is responsible for the day-to-day management of risks the Company faces.  The Board is actively involved in overseeing the Company’s risk management.  The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management which include consideration of operational, financial, legal, regulatory and strategic risks facing the Company.  The Board does not view risk in isolation; risks are considered in virtually every business decision made, and as part of the Company’s business strategy.  Accordingly, the Board also works to oversee risk through its consideration and authorization of significant matters, such as major property acquisitions and dispositions; development projects; financing transactions; operational initiatives such as the Company’s transition to internally managing the majority of its commercial and multi-family residential properties; the adoption of basic Company policies such as the Company’s Code of Conduct and Insider Trading Policy; and through its oversight of management’s implementation of those initiatives.  In addition, each of the Company’s Board committees considers risk within its area of responsibility, as follows:

•
the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements.  The Audit Committee interacts regularly in executive session with the Company’s internal and independent auditors in carrying out these functions.

•
the Compensation Committee is responsible for determining the salaries and incentive compensation for our executive officers, and administers the Company’s compensation and benefit plans to help ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on the Company.

•
the Nominating and Governance Committee is responsible for nominating trustee candidates and developing, periodically reviewing and recommending to the Board a set of governance principles for the Company.  The Nominating and Governance Committee assists in oversight of the management of risks associated with board organization, membership and structure.

As a critical part of its risk management oversight role, the Board encourages full and open communication between management and the Board of Trustees.  Trustees are free to, and indeed often do, communicate directly with senior management.  Senior management attends the regular meetings of the Board and is available to address any questions or concerns raised by the Board on risk management-related and other matters.

Communications from Shareholders to the Board

The Board recommends that shareholders initiate any communications with the Board in writing and send them in care of the Company’s Secretary.  Shareholders may send written communications to the Board, the Audit, Compensation and Nominating and Governance Committees of the Board or to any individual trustee c/o the Secretary, Investors Real Estate Trust, PO Box 1988, Minot, North Dakota, 58702-1988, or via e-mail to trustees@iret.com. All communications will be compiled by the Secretary and forwarded to the Board, the specified Board Committee or to individual trustees, as the case may be, not less frequently than monthly. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended board recipient should be noted in the communication.

CORPORATE GOVERNANCE

Code of Conduct and Code of Ethics for Senior Financial Officers

All of the Company’s trustees and employees, including our Chief Executive Officer and other senior executives, are required to comply with a Code of Conduct adopted by the Board in January 2004. The Board adopted the Code of Conduct to codify and formalize certain of the Company’s long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of moral and ethical behavior. Our Code of Conduct covers all areas of professional conduct, including conflicts of interest, insider trading and confidential information, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees are required to bring any violations and suspected violations of the Code of Conduct to the attention of the Company, through management or Company legal counsel. Additionally, our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are also subject to a Code of Ethics for Senior Financial Officers, which contains certain specific policies in respect of internal controls, the public disclosures of the Company, violations of the securities or other laws, rules or regulations and conflicts of interest.

The full text of the Code of Conduct and Code of Ethics for Senior Financial Officers is published on our website, at www.iret.com, under the “Corporate Governance” heading. The Company intends to disclose any future amendments to, or waivers of, the Code of Conduct and Code of Ethics for Senior Financial Officers on our website promptly following the date of any such amendment or waiver, and, to the extent required by the NASDAQ Standards, on a current report on Form 8-K.

Executive Sessions

The Board holds regular executive sessions at which our independent trustees meet without Company management or employees present. Executive sessions are held not fewer than four times per year, at each regular-scheduled Board meeting.

Complaint Procedure

The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company’s Audit Committee has adopted a complaint procedure that requires the Company to forward to the Audit Committee any complaints that it has received regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.  Any employee of the Company may submit, on a confidential, anonymous basis if the employee so chooses, any concerns on accounting, internal accounting controls, auditing matters or violations of the Company’s Code of Conduct or Code of Ethics for Senior Financial Officers. All such employee concerns are to be forwarded in a sealed envelope to the chairman of the Audit Committee, in care of the Company’s General Counsel, who will forward any such envelopes promptly and unopened.  The Audit Committee will investigate any such complaints submitted.

Audit Committee Financial Expert

The Board has determined that Mr. John D. Stewart, the Chair of the Audit Committee, and Mr. John T. Reed, Mr. Stephen L. Stenehjem and Mr. C.W. “Chip” Morgan, members of the Audit Committee, are “audit committee financial experts,” as that term is defined in rules of the SEC.  Mr. Stewart, Mr. Morgan, Mr. Reed and Mr. Stenehjem are also independent as defined by the NASDAQ Standards and special standards established by the SEC for Audit Committee members.

Audit Committee Pre-Approval Policies

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services provided by their independent auditors. The Company’s Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved. During the year, in the event it becomes necessary to engage the independent auditor for additional services not contemplated in the original pre-approval, the Company will obtain the specific pre-approval of the Audit Committee before engaging the independent auditor. The pre-approval policy requires the Audit Committee to be informed of each service performed by the independent auditor, and the policy does not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee as a whole at its next scheduled meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of June 30, 2010, the beneficial ownership of common shares of the Company and of limited partnership units of IRET Properties, a North Dakota Limited Partnership and a subsidiary of the Company, which are convertible into common shares on a one-to-one basis, or cash, at the option of the Company (“Units”), by (i) each trustee and nominee for trustee of the Company, (ii) the named executive officers of the Company and (iii) all trustees and executive officers of the Company as a group. The amounts shown are based on information provided by the individuals named, and Company records.  Except as otherwise indicated, the persons listed have sole voting and investment power.

Name of Beneficial Owner	Common Shares (1)	Units (2)	Total Common Shares and Units As of June 30, 2010	Percent of Class(3) of Common Shares and Units

Michael A. Bosh Senior Vice President & General Counsel	12,816	0	12,816	*
Diane K. Bryantt Senior Vice President & Chief Financial Officer	31,258	0	31,258	*
Charles A. Greenberg Senior Vice President, Commercial Asset Management	4,235		4,235	*
Thomas A. Wentz, Sr. Former President & Chief Executive Officer	336,729	129,572(4)	466,301	*
Patrick G. Jones Trustee	440,884	0	440,884	*
Timothy P. Mihalick Trustee, President & Chief Executive Officer	61,791	0	61,791	*
Jeffrey L. Miller Trustee & Chairman of the Board	462,399	6,725	469,124	*
C.W. “Chip” Morgan Trustee	10,767	0	10,767	*
John T. Reed Trustee	15,457	0	15,457	*
Edward T. Schafer Trustee	1,000	0	1,000	*
W. David Scott Trustee	45,912	5,886,949(5)	5,932,861	6.2%
Stephen L. Stenehjem Trustee	207,058(6)	0	207,058	*
John D. Stewart Trustee	51,493	0	51,493	*
Thomas A. Wentz, Jr. Senior Vice President, Trustee & Chief Operating Officer	265,180(7)	0	265,180	*
Trustees and executive officers as a group (14 individuals)	1,946,979	6,023,246	7,970,225	8.3%
_________________

(1)	The amounts of common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

(2)	The Units do not have voting rights but are exchangeable for common shares or cash, at the option of the Company, upon expiration of an initial mandatory holding period.

(3)	Percentage of class is based on a total of 95,974,685 common shares and Units eligible for redemption outstanding as of June 30, 2010.

(4)	Substantially all of the Units are pledged as security against a line of credit.

(5)	Entities in which Mr. Scott has an ownership and/or control interest hold 5,886,949 Units.

(6)	Mr. Stenehjem disclaims beneficial ownership of all but 167,727 of these common shares.

(7)
Includes approximately 220,692 common shares owned by Wenco, Ltd., a partnership of which Mr. Wentz is the general partner. Mr. Wentz disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership. Includes 100,000 common shares pledged as security against a line of credit.

*	Represents less than 1% of the total of common shares and Units eligible for redemption outstanding as of June 30, 2010.

Principal Shareholder Beneficial Ownership

The following table identifies each person or group known to the Company to beneficially own as of June 30, 2010, more than five percent (5%) of the outstanding common shares of the Company, the only class of security entitled to vote at the 2010 Annual Meeting.

Name of Shareholder	Beneficial Ownership	Percent of Class

The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	6,633,370	8.7%

Black Rock, Inc.(2) 40 East 52nd Street, New York, NY 10022	4,473,908	5.9%

1)
Based on information of beneficial ownership as of December 31, 2009, included in a Schedule 13G filed on February 4, 2010.  The Vanguard Group, Inc. reports sole voting power with respect to 100,607 shares and sole dispositive power with respect to 6,532,763 shares.

2)
Based on information of beneficial ownership as of December 31, 2009, included in a Schedule 13G filed on January 29, 2010. Black Rock, Inc. reports sole voting power with respect to 4,473,908 shares and sole dispositive power with respect to 4,473,908 shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Named Executive Officers

The following Compensation Discussion and Analysis describes the material elements of compensation for the following individuals, collectively referred to as the “named executive officers”:  Timothy P. Mihalick, President and Chief Executive Officer; Thomas A. Wentz, Sr., Former President and Chief Executive Officer; Diane K. Bryantt, Senior Vice President and Chief Financial Officer; Thomas A. Wentz, Jr., Chief Operating Officer; Charles Greenberg, Senior Vice President, Commercial Asset Management; and Michael A. Bosh, Senior Vice President and General Counsel.

Executive Compensation Philosophy

The Compensation Committee of the Board (the “Committee”), composed entirely of trustees who are independent under the listing standards of the NASDAQ, operates under a written charter adopted in January 2004 and amended in July 2007, and is responsible for establishing the terms of the compensation of the Company’s named executive officers.  The Committee believes that the Company’s compensation program for executive officers should:

•	attract and retain highly qualified executives;

•	motivate these executives to improve the Company’s financial position and increase shareholder value;

•	provide total compensation that is competitive with compensation provided by other employment opportunities potentially available to Company executives;

•	provide a total compensation pay mix that includes both base salary and incentive components; and

•	promote teamwork and cooperation throughout the Company and within the management group.

The Committee applies these philosophies in establishing each of the elements of executive compensation.  The Committee may review peer company market data (salary information for companies in the real estate industry that are similar in size to the Company is obtained by reference to the public disclosures made in the Securities and Exchange Commission filings of such companies) to obtain a general understanding of current compensation practices; however, the Company does not tie its compensation decisions to any particular range or level of total compensation paid to executives in these companies.  In fiscal year 2010, the Committee did not utilize peer company data in establishing compensation for the named executive officers.  The Company considers internal equity among executive officers, individual and Company performance, and cost to the Company, when determining levels of compensation.  The current executive compensation program is policy only and may be changed by the Committee at any time without notice to or approval by the shareholders.  The Company is in a very competitive industry where success is based largely on the ability of senior management to identify, acquire and manage real estate properties. Therefore, to continue to properly manage and grow the Company, it may be necessary to increase the amounts payable under the Company’s base salary and incentive bonus programs in order to attract and retain qualified executives.

Executive Officer Compensation Processes

The Committee meets in executive session without management present to discuss various compensation matters, including the compensation of the Company’s Chief Executive Officer and Chief Operating Officer. In addition, the Committee annually reviews all elements of executive compensation and benefit programs for reasonableness and cost-effectiveness.  Pursuant to the Company’s Third Restated Declaration of Trust, the Board may form and delegate the authority of the Compensation Committee to subcommittees composed entirely of independent trustees, when appropriate, to take any of the actions that the Compensation Committee is empowered to take. To date the Board has not made provision for the Compensation Committee to delegate any of its authority. While the Committee has authority under its Charter to engage the services of outside consultants to advise it on matters relating to executive compensation, through fiscal year 2008 the Committee had never hired outside advisors.  In fiscal year 2009, the Committee engaged Riley, Dettmann & Kelsey LLC, a management consulting firm specializing in compensation strategies, to advise the Committee and the Board in regard to the Company’s 2008 Incentive Award Plan.  The 2008 Incentive Award Plan, which was approved by the Company’s shareholders in September 2008, permits the Compensation Committee and/or the Company’s Board of Trustees to grant incentive awards in the form of restricted stock, cash bonuses, stock bonuses or other performance or incentive awards that are paid in cash, common stock or a combination thereof.  Previously, all incentive awards granted to officers or employees were paid in cash.  The Company’s Board of Trustees considers that paying incentive awards in common shares of the Company will contribute to an alignment of the interests of management, employees and trustees with those of the Company and its shareholders, as the value of equity awards is directly linked to the market value of the Company’s shares. The Compensation Committee did not engage outside consultants in fiscal year 2010.

Role of Management in Executive Compensation Decisions

Company management is involved in the following executive compensation processes:

•
the Chief Operating Officer (“COO”), General Counsel and/or the Company’s Director of Human Resources, as requested by the Committee, develop or oversee the creation of written background and supporting materials for distribution to the Committee prior to its meetings.

•
at the request of the Committee, certain employees of the Company (generally the Director of Human Resources and/or the Associate General Counsel) have collected data for the Committee on compensation levels and programs at comparable companies.

•
at approximately the end of each calendar year, the CEO provides the Committee with comments and recommendations regarding salary levels and salary increases for members of management,  including the named executive officers (other than themselves); increases in base salary are generally effective as of January 1 each year.

Components of the Executive Compensation Program

The primary elements of the Company’s executive compensation program are:

Base salary
Annual Incentive Award
Health and Retirement Programs
Executive Benefits and Perquisites

BaseSalary

Base salaries for the executive officers of the Company, including the Chief Executive Officer, are designed to compensate such individuals for their sustained performance.  Base salaries are established by evaluating the responsibilities of the position held, the experience of the particular individual, and the Committee’s desire to achieve the appropriate mix between fixed compensation and incentive compensation.  The Committee may also review salaries paid for comparable positions by other companies in the real estate industry, although to date such review has been undertaken informally to obtain a general understanding of current compensation practices, and has not been used to tie compensation levels for Company executives to any particular range or level of compensation paid by other companies.

It has generally been the Company’s practice that base salaries of the executive officers, including the Chief Executive Officer, are increased on January 1 of each year at the discretion of the Committee, based on, among other things, the individual’s performance over the past year, changes in the individual’s responsibility and/or necessary adjustments to maintain base salaries that are competitive in view of prevailing wage rates and inflation, if any.  During fiscal year 2010, however, as a result of the retirement in September 2009 of Thomas A. Wentz, Sr. as Company President and Chief Executive Officer, and the consequent changes in job titles and responsibilities among the senior management group, the base salaries of the executive officers were adjusted with effect from October 1, 2009.  The base salaries of Timothy P. Mihalick, President and Chief Executive Officer, and Thomas Wentz, Jr., Senior Vice President and Chief Operating Officer, were increased by approximately 10% and 13%, respectively; the base salary of Diane Bryantt, Chief Financial Officer, was increased by approximately 32%; the base salary of Michael Bosh, Senior Vice President and General Counsel, was increased by approximately 24%, and the base salary of Charles Greenberg, Senior Vice President, Commercial Asset Management, was increased by approximately 18%.  The base salary of Thomas Wentz, Sr., who, following his retirement as President and Chief Executive Officer, remains with the Company on a part-time basis as Senior Vice President and Chief Investment Officer, was reduced by 50% with effect on January 1, 2010.

Annual Incentive Awards

Incentive awards are structured to further motivate the named executive officers, including the Chief Executive Officer, by linking incentive compensation to the Company’s performance. For fiscal year 2010, the Company’s incentive bonus program provided for a potential total bonus pool of $803,750. To arrive at the total potential amount of the bonus pool, the Compensation Committee added together the base salaries in effect at the end of calendar year 2010 of the officers eligible for a bonus award (the named executive officers and one other member of the Company’s management team), for a total amount of approximately $1.6 million, and established the target bonus pool in an amount corresponding to half of that total, or $803,750.  The bonus pool is to be divided, approximately proportionately to the individual’s base salary, among Company officers specified by the Committee; the officers eligible to receive a bonus for fiscal year 2010 are the named executive officers and one additional member of the Company’s management team.  The Committee determined that half of the bonus pool amount would be awarded on the basis of Funds From Operations (FFO) per share/unit reported at fiscal year end, and half would be awarded at the discretion of the Committee, based on the Committee’s assessment of the Company’s general financial and operating results and management effort during fiscal year 2010.  The Committee further determined that, of the bonus amount awarded, half would be paid in cash, and half would be paid in common shares of beneficial interest of the Company.  The shares issued as part of each such bonus award will be issued at the closing price of IRET common shares on the NASDAQ Global Select Market on the date of grant. For purposes of determining the number of shares that will be deemed to constitute half of any such bonus awarded, the Committee determined that the formula to be used should be the closing price of an IRET common share on a specified date; the date chosen by the Committee was April 29, 2009.  The April 29, 2009 date was chosen by the Compensation Committee for purposes of determining the number of shares that would be deemed to constitute half of any bonuses awarded in order to allow one full year for management to work toward achievement of the FFO target established by the Compensation Committee; the Company’s fiscal year 2010 ended April 30, 2010.

The following example illustrates the effect of the formula:  For fiscal year 2010, assume an incentive award payable to the Company’s CEO in the amount of $100,000; under the Committee’s formula half of the award, or $50,000, is to be paid to the CEO in cash, and half of the award, or $50,000, is to be paid in the form of common shares of the Company.  To determine the number of common shares the CEO would receive for this $50,000, that amount is divided by the closing price of the Company’s common shares on NASDAQ on April 29, 2009, which price was $9.60 per share.  The CEO accordingly would receive under this calculation approximately 5,208 common shares.  On June 22, 2010, however, the date of the Compensation Committee’s regularly scheduled meeting and the grant date of the stock award, the Company’s common shares closed on the NASDAQ market at $8.74 per share.  Accordingly, in this example, the Company’s CEO would receive common shares valued at approximately $45,518 (5,208 shares multiplied by $8.74).  The Compensation Committee considers that the application of this formula will provide an additional incentive to management to work to increase the Company’s share price, and will therefore assist in the alignment of management’s interests with those of the shareholders, because, had the Company’s stock increased in value, rather than decreased, between April 2009 and June 2010, the Company’s CEO, and the other officers receiving shares awards, would receive common shares with a then-current value greater than the dollar amount of half of the bonus awarded, rather than less. Additionally, receiving more shares with a lower current value would also presumably additionally motivate Company management to continue to work to increase the Company’s share price.

The Company’s incentive bonus program is the only form of executive compensation that is tied to the performance of the Company.  If the Company does not achieve the specified level of funds from operations, or FFO, per share/unit, the Committee will not fund that portion of the bonus pool.  The Committee may, however, still decide to fund, fully or partially, the discretionary portion of the bonus pool.  In regard to fiscal year 2010, the Committee has determined that incentive bonuses were earned by the named executive officers and one additional member of the Company’s senior management.  In making this determination, the Committee reviewed the Company’s FFO per share/unit for fiscal year 2009.  The Company reported FFO of $0.69 per share/unit for the fiscal year ended April 30, 2010.  The Committee had previously established FFO per share/unit of $0.80 as the threshold to be achieved for payment of 100% of this portion of the bonus pool. The Company’s performance did not meet this benchmark, and this component of the bonus accordingly was not funded.   The Committee determined, however, to fully fund the discretionary portion of the bonus pool.

The cash portion of the incentive bonus amount earned by each individual named executive officer is set forth in the “Bonus” column of the Summary Compensation Table included in this proxy statement.  The full grant date fair value determined in accordance with Accounting Standards Codification (ASC) Topic 718 for the portion of the incentive award paid in shares is set forth in the “Share Awards” column of the Summary Compensation Table. The Committee directed that the incentive bonuses be paid to the eligible named executive officers as soon as practicable, and such bonuses were paid in June 2010.

Health, Retirement and Other Benefits

In an effort to attract, retain and fairly compensate talented employees, the Company offers various benefit plans to its employees, including a profit-sharing retirement plan that is intended to be a qualified retirement plan under the Internal Revenue Code of 1986, as amended, a 401(k) benefit plan, and health, life insurance and disability plans.  These benefit plans are part of the Company’s broad-based employee benefits program, and none of these plans are offered to the named executive officers either exclusively or with terms different from those offered to other eligible Company employees.

Executive Benefits and Perquisites

As noted above, the Company’s named executive officers are generally offered the same employee benefits and perquisites offered to all employees.  The only benefits or perquisites offered to any named executive officer either exclusively or with terms different from those offered to other eligible Company employees are the following:  payment of annual country club membership dues and the associated minimum meal purchase requirement and other expenses for Mr. Timothy Mihalick, the Company’s President and Chief Executive Officer, the provision of a Company-purchased vehicle to each of Mr. Mihalick and Mr. Thomas Wentz, Jr., the Company’s Senior Vice President and Chief Operating Officer; the provision of Delta Airlines Sky Club memberships to Mr. Mihalick and to Mr. Thomas Wentz, Jr., and the provision of a data plan in addition to the Company’s standard cell phone plan for employees. The Company provides executive benefits and perquisites to retain executive talent. The total value of all perquisites received in any year by any of the name executive officers is less than $10,000, and accordingly perquisites are not included in the Summary Compensation Table below.

Compensation Elements and Basis for Compensation of Senior Executive Officers

The components of the Company’s executive compensation program (base salary, annual incentive awards, health, retirement and other benefits, and executive benefits and perquisites) are discussed above.  The key factors the Compensation Committee considers in setting or approving the compensation for the senior executive officers are discussed above and include the nature, scope and level of their respective responsibilities and their individual contribution to the Company’s operational and financial results.  These factors are considered as a whole and no one factor is determinative of an executive’s compensation, and they are based upon a subjective, non-formulaic and informal evaluation of senior executive performance by the Compensation Committee together with the CEO, as discussed above. Additionally, in the case of senior executive officers other than the CEO and COO, the Compensation Committee generally defers to the recommendations of the CEO.

Basis for President and Chief Executive Officer (Timothy P. Mihalick) Compensation.  Mr. Mihalick’s salary, bonus and share award for fiscal year 2010 were based on an evaluation of those factors previously described and were approved by the Compensation Committee.  Among the factors considered were the Company’s performance in the current economic environment and the impact of the economic conditions on the Company’s operating and performance metrics (FFO, occupancy levels, acquisition activity), and the increase in responsibility level of Mr. Mihalick due to his appointment as CEO and to the Company’s growth and increased operational complexity; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The bonus and share award paid to Mr. Mihalick for fiscal year 2010 were granted based on the criteria and calculated in accordance with the formula described above in the Annual Incentive Awards section of this Compensation Discussion and Analysis.

Basis for Senior Vice President and Chief Financial Officer (Diane K. Bryantt) Compensation.  Ms. Bryantt’s salary for fiscal year 2010 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee. Among the factors considered were the Company’s performance in the current economic environment and the impact of the economic conditions on the Company’s operating and performance metrics (FFO, occupancy levels, acquisition activity), and the increase in workload and responsibility level of the CFO due to the Company’s internal property management initiative, growth and increased operational complexity and the resulting addition of accounting staff involving additional supervisory responsibilities for Ms. Bryantt; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The bonus and share award paid to Ms. Bryantt for fiscal year 2010 were granted based on the criteria and calculated in accordance with the formula described above in the Annual Incentive Awards section of this Compensation Discussion and Analysis.

Basis for Senior Vice President and Chief Operating Officer (Thomas A. Wentz, Jr.) Compensation.  Mr. Wentz, Jr.’s salary for fiscal year 2010 was based on an evaluation of those factors previously described and was approved by the Compensation Committee. Among the factors considered were the Company’s performance in the current economic environment and the impact of the economic conditions on the Company’s operating and performance metrics (FFO, occupancy levels, acquisition activity), and the increase in the responsibility level of Mr. Wentz, Jr. due to his appointment as COO and to the Company’s growth and increased operational complexity and overall economic conditions, resulting in an increase in workload in the functional areas of the Company under the direct oversight of Mr. Wentz, Jr., including in particular disruptions in the debt markets resulting in increased challenges for Mr. Wentz, Jr. in managing the Company’s debt refinancings; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The bonus and share award paid to Mr. Wentz, Jr. for fiscal year 2010 were granted based on the criteria and calculated in accordance with the formula described above in the Annual Incentive Awards section of this Compensation Discussion and Analysis.

Basis for Senior Vice President and General Counsel (Michael A. Bosh) Compensation.  Mr. Bosh’s salary for fiscal year 2010 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee. Among the factors considered were the Company’s performance in the current economic environment and the impact of the economic conditions on the Company’s operating and performance metrics (FFO, occupancy levels, acquisition activity), and the increase in responsibility level of the General Counsel due to the Company’s growth and increased operational complexity, resulting in an increased workload for Mr. Bosh and staff under his direct supervision; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The bonus and share award paid to Mr. Bosh for fiscal year 2010 were granted based on the criteria and calculated in accordance with the formula described above in the Annual Incentive Awards section of this Compensation Discussion and Analysis.

Basis for Senior Vice President, Commercial Asset Management (Charles Greenberg) Compensation.  Mr. Greenberg’s salary for fiscal year 2010 was based on the recommendation of the CEO following his evaluation of those factors previously described, and was approved by the Compensation Committee.  Among the factors considered were the Company’s performance in the current economic environment and the impact of economic conditions on the Company’s operating and performance metrics (FFO, occupancy levels, acquisition activity), and the increase in responsibility for Mr. Greenberg due to his promotion to Senior Vice President, Commercial Asset Management and to the Company’s growth and internal property management initiative, both of which resulted in an increased workload for Mr. Greenberg and staff under his direct supervision; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The bonus and share award paid to Mr. Greenberg for fiscal year 2010 were granted based on the criteria and calculated in accordance with the formula described above in the Annual incentive Awards section of this Compensation Discussion and Analysis.

Basis for former President and Chief Executive Officer (Thomas A. Wentz, Sr.) Compensation.  Mr. Wentz, Sr.’s salary for fiscal year 2010 was based on an evaluation of those factors previously described and was approved by the Compensation Committee.  Among the factors considered were the Company’s performance in the current economic environment and the impact of the economic conditions on the Company’s operating and performance metrics (FFO, occupancy levels, and acquisition activity), and Mr. Wentz Sr.’s responsibility for a portion of fiscal year 2010 to represent the Company in various public appearances; these factors were considered as a whole and no numerical weight was attributed to any particular factor.  The base salary to be paid to Mr. Wentz, Sr. also reflected the retirement of Mr. Wentz as President and CEO in September 2009. The bonus and share award paid to Mr. Wentz, Sr. for fiscal year 2010 were granted based on the criteria and calculated in accordance with the formula described above in the Annual Incentive Awards section of this Compensation Discussion and Analysis.

Stock-based Awards, Severance and Change-in-Control

The Company has not entered into any employment or severance agreements with any officer or employee. During fiscal year 2009, the Company’s Board of Trustees, and the shareholders of the Company, approved an Incentive Award Plan which permits the Committee and/or the Board to grant employees, officers, trustees and consultants of the Company incentive awards in the form of restricted stock, cash bonuses, stock bonuses or other performance or incentive awards that are paid in cash, common stock or a combination thereof.  Previously all incentive awards granted to officers or employees were paid in cash.  No incentive awards were paid in restricted stock or stock during fiscal year 2009. The full grant date fair values recognized in fiscal years 2009 and 2010 for financial statement reporting purposes in accordance with ASC Topic 718 for incentive bonus awards paid in shares during fiscal years 2010 and 2011 but awarded with reference to fiscal years 2009 and 2010, respectively, are reported in the Summary Compensation Table included in this proxy statement.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million in compensation per year on the amount that the Company may deduct with respect to each of its named executive officers (excluding compensation that qualifies as “performance-based compensation”).  The Company does not compensate any executive officer or employee at a level that exceeds this available deduction.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Stephen L. Stenehjem (Chair)
Jeffrey L. Miller
Edward T Schafer
John D. Stewart

Summary Compensation Table For Fiscal Year 2010

The table below summarizes the total compensation paid to or earned by the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), former CEO and our three most highly compensated executive officers serving at the end of fiscal year 2010 (collectively “Named Executive Officers”; individually a “Named Executive Officer”), based on total compensation for the fiscal year ended April 30, 2010.

Name and Principal Position	Year	Salary ($)	Share Awards(1) ($)	Bonus(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	All Other Compensation(*) ($)	Total ($)

Timothy P. Mihalick President and Chief Executive Officer	2010	363,958	43,245	47,500	-	26,924	481,627
	2009	345,244	33,473	41,892	-	25,819	446,428
	2008	315,000	-	-	47,049	26,110	388,159

Diane K. Bryantt Senior Vice President and Chief Financial Officer	2010	209,104	25,608	28,125	-	26,496	289,333
	2009	176,411	17,321	21,675	-	23,589	238,996
	2008	159,667	-	-	23,848	23,268	206,783

Thomas A. Wentz, Jr. Senior Vice President and Chief Operating Officer	2010	307,813	36,988	40,625	-	18,158	403,584
	2009	287,500	27,892	34,910	-	18,164	368,466
	2008	262,500	-	-	39,207	18,727	320,434

Michael A. Bosh Senior Vice President and General Counsel	2010	182,198	22,759	25,000	-	24,422	254,379
	2009	159,297	15,636	19,569	-	22,130	216,632
	2008	144,000	-	-	21,508	21,783	187,291

Charles A. Greenberg(4). Senior Vice President, Commercial Asset Management	2010	158,083	19,350	21,250	-	22,839	221,522

Thomas A. Wentz, Sr. Former President and Chief Executive Officer	2010	234,896	15,645	17,187	-	24,746	292,474
	2009	275,244	26,681	33,392	-	25,139	360,456
	2008	238,333	-	-	35,597	25,714	299,644

(1)
The amounts included in this column represent the full grant date fair value of shares awarded at the discretion of the Company’s compensation committee under the Company’s 2008 Incentive Award Plan approved by shareholders on September 16, 2008. See the Compensation Discussion and Analysis in this proxy statement for further information on the 2008 Incentive Award Plan. The fiscal 2009 shares were granted on June 24, 2009 and the fiscal 2010 shares were granted on June 22, 2010 with reference to fiscal year 2009 and 2010 performance, repectively.

(2)
The amounts included in this column represent cash payments awarded at the discretion of the Company’s compensation committee, with reference to fiscal year 2010 and 2009 performance, respectively.  See the Compensation Discussion and Analysis section in this proxy statement for further information on the Company’s incentive awards for executive officers.

(3)
The amounts included in this column represent cash payments awarded under the Company’s annual incentive plan for executive officers, with reference to financial and operational targets achieved during fiscal year 2008.  No non-equity incentive plan awards were made with reference to fiscal years 2009 and 2010 performance, since the established performance targets were not met.

(4)	Mr. Greenberg became an executive officer of the Company in September 2009, upon his promotion to the position of Senior Vice President, Commercial Asset Management.
(*)	All Other Compensation for the fiscal years ended April 30, 2010, 2009 and 2008 consists of the following:

	Years	401(k) Company Contribution ($)	Health and Dental Coverage ($)	Company Contribution to Profit-Sharing Plan ($)	Life Insurance & Long-term Disability Coverage ($)	Total ($)

Timothy P. Mihalick	2010	7,350	8,959	9,701	914	26,924
	2009	6,900	7,655	10,350	914	25,819
	2008	7,180	7,246	10,770	914	26,110

Diane K. Bryantt	2010	6,923	8,959	9,700	914	26,496
	2009	6,008	7,655	9,012	914	23,589
	2008	6,043	7,246	9,065	914	23,268

Thomas A. Wentz, Jr.	2010	7,350	0	9,894	914	18,158
	2009	6,900	0	10,350	914	18,164
	2008	7,125	0	10,687	915	18,727

Michael A. Bosh	2010	6,053	8,959	8,496	914	24,422
	2009	5,424	7,655	8,136	915	22,130
	2008	5,449	7,246	8,174	914	21,783

Charles A. Greenberg	2010	5,268	9,252	7,405	914	22,839

Thomas A. Wentz, Sr.	2010	7,350	9,252	8,144	0	24,746
	2009	6,900	7,889	10,350	0	25,139
	2008	7,300	7,464	10,950	0	25,714

Grants of Plan-Based Awards Table

The following table presents information regarding share awards granted to the named executive officers during fiscal year 2010 with reference to fiscal year 2009 performance, under the Company’s Incentive Award Plan.

Name	Grant Date	All other Stock Awards: No. of Shares	Grant-Date Fair Value ($)(1)

Timothy P. Mihalick	6/24/2009	3,952	33,473

Diane K. Bryantt	6/24/2009	2,045	17,321

Thomas A. Wentz, Jr.	6/24/2009	3,293	27,892

Michael A. Bosh	6/24/2009	1,846	15,636

Charles A. Greenberg	6/24/2009	1,650	13,976

Thomas A. Wentz, Sr.	6/24/2009	3,150	26,681

(1)
These amounts are the full grant date fair value of the awards determined in accordance with the ASC Topic 718, i.e. the closing sale price ($8.47) of the Company’s common shares of beneficial interest on the grant date.

Stock Vested

The following table presents information regarding the vesting of stock during the last completed fiscal year for each of the named executive officers pursuant to stock awards granted under the Company’s Incentive Award Plan.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Timothy P. Mihalick	3,952	33,473

Diane K. Bryantt	2,045	17,321

Thomas A. Wentz, Jr.	3,293	27,892

Michael A. Bosh	1,846	15,636

Charles A. Greenberg	1,650	13,976

Thomas A. Wentz, Sr.	3,150	26,681

Compensation Policies and Risk Management

The Company’s Compensation Committee believes that the Company’s compensation policies and practices, including its approach to setting management incentive award performance targets and evaluating performance; its establishment of appropriate caps for incentive award payouts; its use of stock rather than stock options for equity awards; and the Compensation Committee’s ability to exercise discretion in conferring incentive awards, thus avoiding an “all-or-nothing” approach, do not promote excessive risk-taking among Company management.  The Compensation Committee further considers that the components of the Company’s pay mix—base salary and annual cash and equity incentive bonuses—appropriately balance near-term performance improvement with sustainable long-term value creation.   Accordingly, the Compensation Committee does not believe the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Retirement and 401(k) Plans

The Company’s profit-sharing retirement plan is intended to be a qualified retirement plan under the Internal Revenue Code of 1986, as amended.  All full-time employees of the Company over the age of 21 and with one year of service are eligible to participate in the retirement plan. Contributions to the retirement plan by the Company are at the discretion of the Company’s management, and are subject to a vesting schedule.  The Company currently expects to contribute an amount equal to 3.5% of the salary of each employee participating in the retirement plan. All employees over the age of 21 with one year of service and who work at least 1,000 hours per calendar year are eligible to participate in the Company’s 401(k) plan, and may contribute up to maximum levels established by the Internal Revenue Service. The Company currently matches, dollar for dollar, employee contributions to the 401(k) plan in an amount equal to up to 4% of the wages of each employee participating in the 401(k) plan.

Compensation Committee Interlocks and Insider Participation

During all or a portion of fiscal year 2010, Messrs. Jones, Miller, Morgan, Reed, Schafer, Stenehjem and Stewart served as members of the Compensation Committee of the Company’s Board of Trustees. None of the members of the Company’s Compensation Committee currently is, or was formerly, an officer or employee of the Company.  During fiscal year 2010, none of the Company’s executive officers served on the compensation committee or any similar committee of any other entity and none of the executive officers served as a director for any other entity whose executive officers served on the Company’s compensation committee.

The Company maintains a $14 million unsecured line of credit with First International Bank and Trust, Watford City, North Dakota.  Borrowings under this line of credit bear interest at 50 basis points above the Wall Street

Journal Prime Rate, with a floor of 6.20%.  During fiscal year 2010, the largest amount outstanding under this line of credit was $4 million, and the interest paid by the Company on this line of credit totaled approximately $237,582.  The Company also has two mortgage loans outstanding with First International, in the amounts of $450,000 and $2,400,000, respectively, bearing interest at 7.25% and 7.63% per annum, and, for a portion of fiscal year 2010, had outstanding a third mortgage loan in the amount of $36.5 million bearing interest at 4.50% per annum. This loan was repaid in the fourth quarter of fiscal year 2010.  The Company paid interest on these loans of approximately $32,054, $168,006 and $552,063, respectively, in fiscal year 2010.  The Company also maintains a number of checking accounts with First International.  In fiscal year 2010, the Company paid less than $500 in total in various wire transfer and other fees charged on these checking accounts. The Company paid approximately $46,500 in loan fees to First International in fiscal year 2010. Stephen L. Stenehjem, a member of the Company’s Compensation Committee, is the President and Chief Executive Officer of First International, and the bank is owned by Mr. Stenehjem and members of his family.  Mr. Stenehjem’s son, Peter Stenehjem, is an officer and director of the bank.

TRUSTEE COMPENSATION

During the fiscal year ended April 30, 2010, trustees not employed by the Company received annual fees of $36,000, plus reimbursement of actual travel expenses and $1,000 for each Board meeting they attended in person or via conference call.  Additionally, the Chairman of the Board received an additional $5,000 for serving as the Chairman, and the Vice Chairman of the Board received an additional $2,500 for serving as the Vice Chairman.  The Chairmen of the Audit, Compensation and Nominating and Governance Committees received an additional $5,000, $1,000 and $1,000, respectively, per year for serving as Committee Chairmen. Other Audit Committee members received an additional $2,500 per year for service on the Audit Committee and Audit committee members also received $1,000 for each Audit committee meeting they attended in person or via conference call.  Members of other committees received $250 for each committee meeting attended in person or via conference call.  Additionally, on June 22, 2010 the Compensation Committee granted each of the non-employee trustees 1,000 common shares of the Company for their service as a trustee in fiscal year 2010.  Trustees who are employees of the Company do not receive any separate compensation or other consideration, direct or indirect, for service as a trustee.

Trustee Compensation Table for Fiscal Year Ended April 30, 2010

The following table summarizes the total compensation paid to or earned by the non-employee members of the Company’s Board of Trustees for the fiscal year ended April 30, 2010.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Patrick G. Jones	45,875	8,740	54,615
Jeffrey L. Miller	50,250	8,740	58,990
C.W. “Chip” Morgan	52,000	8,740	60,740
John T. Reed	52,875	8,740	61,615
Edward T. Schafer	27,250	8,740	35,990
W. David Scott	44,250	8,740	52,990
Stephen L. Stenehjem	56,000	8,740	64,740
John D. Stewart	55,000	8,740	63,740

1)
Includes annual fees, meeting attendance fees and additional amounts paid to the Board Chairman, Vice-Chairman, Audit, Compensation and Nominating and Governance Committee Chairs and Audit Committee members; does not include reimbursed expenses.

2)
The grant date fair value of the share awards made to each of the non-employee trustees for fiscal year 2010 was $8.74 per share (closing price of the Company’s shares on the grant date of June 22, 2010). The shares are fully vested and unrestricted.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Employee

During fiscal year 2010, Karin M. Wentz, daughter of Thomas A. Wentz, Sr., the Company’s former President and Chief Executive Officer and current Senior Vice President and Chief Investment Officer, and sister of Thomas A. Wentz, Jr., a Trustee and Senior Vice President and Chief Operating Officer of the Company, was employed by the Company as Secretary and Associate General Counsel.  Ms. Wentz was paid a salary totaling $162,208 for her services during fiscal year 2010, and received an incentive award of $18,578 in cash and 1,753 shares of Company stock with a grant date fair value of approximately $14,848. Ms. Wentz also received in fiscal year 2010 the standard benefits provided to other Company employees.

Banking Services

The Company maintains a $14 million unsecured line of credit with First International Bank and Trust, Watford City, North Dakota.  Borrowings under this line of credit bear interest at 50 basis points above the Wall Street Journal Prime Rate, with a floor of 6.20%. During fiscal year 2010, the largest amount outstanding under this line of credit was $4 million, and the interest paid by the Company on this line of credit totaled approximately $237,582.  The Company also has two mortgage loans outstanding with First International, in the amounts of $450,000 and $2,400,000, respectively, bearing interest at 7.25% and 7.63% per annum, and, for a portion of fiscal year 2010, had outstanding a third mortgage loan in the amount of $36.5 million, bearing interest at 4.50% per annum.  This loan was repaid in the fourth quarter of fiscal year 2010.  The Company paid interest on these loans of approximately $32,054, $168,006 and $552,063, respectively, in fiscal year 2010.  Additionally, the Company paid approximately $46,500 in loan fees to First International in fiscal year 2010.  The Company also maintains a number of checking accounts with First International.  In fiscal year 2010, the Company paid less than $500 in total in various wire transfer and other fees charged on these checking accounts.  Stephen L. Stenehjem, a trustee of the Company, is the President and Chief Executive Officer of First International, and the bank is owned by Mr. Stenehjem and members of his family.  Mr. Stenehjem’s son, Peter Stenehjem, is an officer and director of the bank.

Related Party Transactions Policy

In February 2007 the Company’s Board of Trustees adopted a written related party transactions approval policy, which sets forth the Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in Company filings with the SEC. The policy applies to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which the Company (or any of its subsidiaries) is a participant, in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and in which a related party has a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

The Audit Committee of the Board of Trustees must approve any related party transaction subject to this policy before commencement of the transaction, or, if it is not practicable to wait until the next Audit Committee meeting, the transaction may be submitted to the Chair of the Audit Committee, who has the delegated authority to act between Audit Committee meetings to pre-approve, or ratify, as applicable, any related party transaction in which the aggregate amount involved is expected to be less than $250,000.  Related party transactions that are identified as such subsequent to their commencement will promptly be submitted to the Audit Committee or the chair of the Audit Committee, which shall, if they determine it to be appropriate, ratify the transaction.  The Audit Committee will annually review all ongoing related party transactions and assess whether they remain appropriate.  Under the policy, the Audit Committee or its Chair shall approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as determined by the Committee or the Chair in good faith.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16(a)”) requires that the trustees and executive officers of the Company file with the SEC, within specified due dates, initial reports of ownership of the Company’s shares of beneficial interest and Units and Preferred Shares, and reports of changes in ownership of Shares, Units and Preferred Shares.  As a matter of practice, the Company’s administrative staff assists our trustees and executive officers with these reporting requirements, and typically files these reports on their behalf. The Company is required to disclose whether it has knowledge that any person required to file such reports may have failed to do so in a timely manner. Based solely on a review of the copies of the fiscal year 2010 reports in the Company’s possession, and on written representations from the Company’s reporting persons that no other reports were required during the year ended April 30, 2010, the Company believes that all of the trustees and executive officers of the Company have timely satisfied their Section 16(a) reporting obligations for the fiscal year ended April 30, 2010.

PROPOSAL 2:  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has approved Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent auditors for the current fiscal year ending April 30, 2011.  Deloitte & Touche completed the audits for the Company’s last seven fiscal years, ended April 30, 2004 through 2010.  The Company’s fiscal year 2004 was the first year that Deloitte & Touche audited the Company’s financial statements.  As a matter of good corporate governance, the Audit Committee has determined to submit its selection to shareholders for ratification.  In the event that this selection of auditors is not ratified by a majority of the voting power of the shareholders present in person or by proxy at the Annual Meeting, the Audit Committee will review its future selection of independent auditors.

The Company expects that a representative of Deloitte & Touche will be present at the Annual Meeting.  The representative will have the opportunity to make a statement if he or she so desires. The representative will also be available to respond to questions from shareholders.

Fees Paid to the Company’s Principal Independent Accountants

The following table shows the aggregate fees billed to date for the audit and other services provided by Deloitte & Touche, the Company’s independent registered public accounting firm, for fiscal years 2010 and 2009.  These amounts exclude reimbursed expenses.

	2010	2009
Audit Fees	$429,500	$359,500
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
TOTAL	$429,500	$359,500

Audit Fees: This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q, and services that are normally provided by the independent accountant in connection with regulatory filings, such as comfort letters and consents and assistance with and reviews of documents filed with the SEC.

Audit-Related Fees: This category consists of assurance and related services provided by the independent accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.”  The services for the fees disclosed under this category generally include fees for stand-alone audits of subsidiaries, due diligence associated with acquisitions, benefit plan audits, other accounting consulting, and Sarbanes-Oxley Section 404 pre-implementation assistance.  The Company’s independent registered public accounting firm performed no services in this category during fiscal years 2010 and 2009.

Tax Fees: This category consists of professional services rendered by the independent accountant primarily in connection with the Company’s tax compliance activities, including the preparation of tax returns and technical tax advice related to the preparation of tax returns.  The Company’s independent registered public accounting firm performed no services in this category during fiscal years 2010 and 2009.

All Other Fees: This category consists of fees for other permissible services that do not meet the above category descriptions. The Company’s independent registered public accounting firm performed no services in this category during fiscal years 2010 and 2009.

Vote Required

The affirmative vote of a majority of the voting power of the shareholders present in person or by proxy, provided a quorum is present, at the Annual Meeting, is required to approve Proposal 2. The Board unanimously recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Trustees (the “Audit Committee”) oversees the accounting and financial reporting processes of the Company and the audits of the Company’s annual financial statements.  The Audit Committee is made up solely of independent trustees, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is available on the Company’s investor relations website at www.iret.com, under the “Corporate Governance” caption.  The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.  The Company’s Board of Trustees has determined that each of John D. Stewart, the Chair of the Audit Committee, and John T. Reed, Stephen L. Stenehjem and C.W. “Chip” Morgan, members of the Audit Committee, is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee held four meetings during fiscal year 2010.  The Audit Committee met quarterly with representatives of Deloitte & Touche, the Company’s independent registered public accounting firm (the “independent auditors”), during fiscal year 2010, and met with the independent auditors subsequent to the fiscal year end as well, in respect of the year-end audit.  Among other matters, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance (Codifications of Statements on Auditing Standards, AU380—which supersedes Statement on Auditing Standards No. 61).  The Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.  The Audit Committee has also discussed with the independent auditors their independence.  The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

As described more fully in its Charter, the Audit Committee represents and assists the Board of Trustees in its oversight of the integrity of the Company’s financial reporting, the independence, qualifications and performance of the Company’s independent auditors, and the Company’s compliance with legal and regulatory requirements.  Company management has the primary responsibility for the financial statements and the reporting process.  The Company’s independent auditing firm is responsible for performing an independent audit of the consolidated financial statements in accordance with the PCAOB standards.  In accordance with law, the Audit Committee has the ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent auditors.  The Audit Committee has the authority to engage its own outside advisors as it determines appropriate, apart from counsel or advisors hired by management.

In accordance with law, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Company employees of concerns regarding accounting or auditing matters. Further, the Audit Committee has pre-approved all audit and audit-related services provided by the independent auditors to the Company, and the related fees for such services, and has concluded that all such services are compatible with the auditors’ independence.  No non-audit services were provided to the Company by the independent auditors in fiscal year 2010.  See “Proposal 2: Ratification of Selection of Independent Auditors” for more information regarding fees paid to the Company’s independent auditors for services in fiscal years 2009 and 2010.

The Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of April 30, 2010, which management made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework.  The Audit Committee also reviewed and discussed with Deloitte & Touche its report on the Company’s internal control over financial reporting.  The Company published these reports in its Annual Report on Form 10-K for the fiscal year ended April 30, 2010.

The Audit Committee has reviewed and discussed the consolidated financial statements for fiscal year 2010 with management and the independent auditors.  This review included a discussion with management of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting estimates.  Following these discussions and the Audit Committee’s review of the report of the independent auditors, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended April 30, 2010, for filing with the SEC.

The Audit Committee has selected Deloitte & Touche as the Company’s independent registered public accounting firm for fiscal year 2011.  The Board of Trustees has concurred in that selection and has presented the matter to the shareholders of the Company for ratification.

John D. Stewart (Chair)
John T. Reed
Stephen L. Stenehjem
C.W. “Chip” Morgan

SHAREHOLDER PROPOSALS

We did not receive a request from any shareholder that a matter be submitted to a vote at the 2010 Annual Meeting.  Shareholders who wish to submit a proposal for presentation at the annual meeting of shareholders to be held in 2011 must submit the proposal to the Company at PO Box 1988, Minot, ND, 58702-1988, Attention: Secretary. Such proposal must be received by the Company no later than April 11, 2011, in order to be included in the Company’s proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the SEC and set forth in Rule 14a-8 of the Securities Exchange Act in order to be included in the proxy statement.

Shareholders who wish to make a proposal at the 2011 Annual Meeting of Shareholders without having the proposal included in the Company’s proxy statement and form of proxy relating to that meeting must notify the Company by June 27, 2011. If the shareholder fails to give notice by this date, then such notice will be considered untimely under Rule 14a-4(c)(1) of the Securities Exchange Act, and the persons named as proxies in the proxies solicited by the Board for the 2011 Annual Meeting may exercise discretionary voting power with respect to any such proposal.

The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

For information on recommending individuals for consideration as nominees to IRET’s Board of Trustees, see the discussion under the subheading “Committees” in the section of this proxy statement entitled “Information Concerning the Board of Trustees.”

SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain shareholders, we are sending only a single copy of our annual report and proxy statement or Notice of Availability of Proxy Materials, as applicable, to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing IRET common shares at two different brokerage firms, your household will receive two copies of the Company’s annual meeting materials - one from each brokerage firm.

If you received a householded mailing this year and you would like to have separate proxy materials mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Investor Relations department by fax to (701) 838-7785, by mail to the Company at Investor Relations, PO Box 1988, Minot, ND  58702-1988 or by calling Investor Relations between 8:30 a.m. and 5:00 p.m. CT at 1-888-478-4738. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

COMMUNICATING WITH IRET

If you would like to receive information about Investors Real Estate Trust, you may use one of the following methods:

1.
The Company’s Internet site, located at www.iret.com, contains information about the Company and its properties. The Company’s Investor Relations site contains press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to the Company’s SEC filings. This proxy statement and our 2010 Annual Report on Form 10-K are both available on the Internet at www.iret.com.

2.	To have information such as our latest Form 10-Q or annual report mailed to you, please call us at 1-888-478-4738 or send a fax with your request to (701)-838-7785.

If you would like to contact us, call IRET Investor Relations at 1-888-478-4738, or send correspondence to IRET, Attn:  Investor Relations, PO Box 1988, Minot, North Dakota  58702-1988.

OTHER MATTERS

It is not expected that any matters other than those described in this proxy statement will be brought before the Annual Meeting.  If any other matters are properly presented at the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

By Order of the Board of Trustees

Karin M. Wentz
Secretary and Associate General Counsel

August 9, 2010
Minot, North Dakota

Upon written request of any shareholder entitled to receive this proxy statement, the Company will provide, without charge, a copy of its Annual Report on Form 10-K, including the consolidated financial statements, the notes thereto and financial statement schedules, as filed with the Securities and Exchange Commission.  Any such request should be addressed to Karin M. Wentz, Secretary and Associate General Counsel of the Company, at PO Box 1988, Minot, ND 58702-1988.  This request must include a representation by the shareholder that as of July 23, 2010, the shareholder was entitled to vote at the Annual Meeting.

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INVESTORS REAL ESTATE TRUST 3015 16TH ST SW SUITE 100 MINOT, ND 58701	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting  date.  Have your proxy card in hand  when  you access the web site and follow the instructions  to obtain  your records and to create  an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent  to receiving all future proxy statements,  proxy cards and  annual  reports  electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to  vote  using  the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future  years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone   telephone   to transmit  your voting instructions  up until 11:59  P.M. Eastern  Time  the  day before  the  cut-off  date  or meeting  date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid  envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,  NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Trustees recommends a vote FOR all nominees:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Trustees nominees.	0	0	0

NOMINEES ARE:
01) — Patrick G. Jones	02) — Timothy P. Mihalick	03) — Jeffrey L. Miller	04) — C.W. "Chip" Morgan	05) — John T. Reed
06) — Edward T. Schafer	07) — W. David Scott	08) — Stephen L. Stenehjem	09) — John D. Stewart	10) — Thomas A. Wentz, Jr.

The Board of Trustees recommends to vote FOR the following proposal:

2.	RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING APRIL 30, 2010.	For 0	Against 0	Abstain 0

NOTE: Such other business as may properly com before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding  the Availability  of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

The Investors Real Estate Trust 40th Annual Meeting of Shareholders
will be held on September 21, 2010, at 7:00 p.m. CDT at the
Grand International 1505 North Broadway, Minot, North Dakota, 58703

This Proxy is Solicited on Behalf of the Board of Trustees.

The undersigned holder of Common Shares of Beneficial Interest of INVESTORS REAL ESTATE TRUST, a North Dakota Real Estate Investment Trust ("IRET"), hereby appoints Jeffrey L. Miller, Karin M. Wentz and John D. Stewart, and each of them (the "Representatives"), the true and lawful proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all Common Shares of Beneficial Interest of IRET which the undersigned is entitled to vote at the 2010 Annual Meeting of Shareholders of IRET to be held at the Grand International, 1505 North Broadway, Minot, North Dakota, on September 21, 2010, at 7:00 p.m., CDT, or at any adjournment thereof, in the manner  hereafter indicated. In their discretion, the Representatives are authorized to vote upon  such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN HEREIN, BUT IF SUCH INSTRUCTIONS ARE NOT MARKED HEREIN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED FOR ELECTION AS TRUSTEES, AND FOR RATIFICATION  OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE  COMPANY'S INDEPENDENT AUDITORS AND, WITH RESPECT TO ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING, IN THE DISCRETION OF THE PROXY HOLDERS, ALL IN ACCORDANCE WITH THE ACCOMPANYING PROXY STATEMENT OF IRET, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

This proxy may be revoked at any time before it is voted at the meeting  by delivering written notice of revocation to IRET.

CONTINUED AND TO BE SIGNED ON REVERSE